Exhibit 12
                                                                      ----------


                                   KROLL INC.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                            Year Ended December 31,
                         -------------------------------------------------------------
                                             Historical                      Pro Forma
                         --------------------------------------------------  ---------
                            1999      2000       2001      2002      2003       2003
                         --------   --------   --------  --------  --------  ---------
Earnings available
  to cover fixed
  charges:
Income (loss) from
  continuing
  operations before
  provision
  (benefit) for
  income taxes.......    $ (2,309)  $(13,319) $ (8,923)  $ 23,558  $ 76,145  $ 83,610
                         --------   --------  --------   --------  --------  --------
Fixed charges:
  Interest expense...       2,753      4,321     4,375      4,436     4,682     8,940
  Implied interest
    on lease expense
    from continuing
    operations.......       2,882      3,494     3,459      4,203     6,624     7,054
                         --------   --------  --------   --------  --------  --------
Total fixed charges..       5,635      7,815     7,834      8,639    11,306    15,994
                         --------   --------  --------   --------  --------  --------
Earnings available
  to cover fixed
  charges............    $  3,326   $ (5,504) $ (1,089)  $ 32,197  $ 87,451  $ 99,604
                         ========   ========  ========   ========  ========  ========

Ratio of earnings to
  fixed charges......       N/A        N/A       N/A        3.73x     7.73x     6.23x
                         --------   --------  --------   --------  --------  ---------

      For the purpose of computing this ratio, earnings represent income (loss) from continuing operations before provision (benefit) for income taxes and interest expense plus interest implicit in lease expense from continuing operations. Fixed charges represent interest expense and interest implicit in lease expense from continuing operations. Interest implicit in lease expense from continuing operations is calculated by taking one third of rental expense as the representative interest component. For the years ended December 31, 1999, 2000 and 2001, Kroll's earnings available to cover fixed charges were insufficient to cover total fixed charges by $2.3 million, $13.3 million and $8.9 million, respectively. In addition, the pro forma ratio of earnings to fixed charges reflects the acquisition of Factual Data Corp. on August 21, 2003 and the original issuance of the notes being offered by the prospectus that is a part of this registration statement as if these transactions had occurred on January 1, 2003. See the unaudited pro forma condensed combining financial statements and related notes included in the prospectus that is a part of this registration statement.
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